Exhibit H

Sir Martin E. Franklin

Martin E. Franklin Revocable Trust

Sababa Holdings FREE, LLC

c/o Mariposa Capital

500 S Pointe Drive, Suite 240

Miami Beach, FL 33139

February 12, 2024

Whole Earth Brands, Inc.

125 S. Wacker Drive, Suite 1250

Chicago, Illinois 60606

Ladies and Gentlemen:

Reference is made to that certain Agreement of Merger, dated as of the date hereof (the “Merger Agreement”), entered into by and among Whole Earth Brands, Inc., a Delaware corporation (the “Company”), Ozark Holdings, LLC, a Delaware limited liability company, and Sweet Oak Merger Sub, LLC, a Delaware limited liability company. Capitalized terms used but not otherwise defined herein shall have the respective meanings given to them in the Merger Agreement.

1. Cooperation. In the event the Merger Agreement is terminated pursuant to Section 7.2(d) thereof, the undersigned holders of shares of Company Common Stock (collectively, the “Stockholders”) and the Company agree as follows:

(a) The Stockholders shall not, and shall cause their respective Affiliates not to, directly or indirectly, without having been specifically invited to do so by the Company, (i) nominate, or propose or recommend the nomination of, any candidate for election to the board of directors of the Company (the “Board”) at the Company’s next to-be-held annual meeting of stockholders (the “2024 Annual Meeting”) or (ii) make or participate in any “solicitation” of any “proxy” (in each case, within the meaning of Rule 14a-1 promulgated by the SEC under the Exchange Act) to vote any shares of the Company’s common stock, par value $0.0001 per share, with respect to the election of directors at the 2024 Annual Meeting, or otherwise become a “participant” in any solicitation for the election of directors (as such terms are defined or used in the Exchange Act and the rules promulgated by the SEC thereunder) at the 2024 Annual Meeting;

(b) The Company shall take all lawful action necessary to hold the 2024 Annual Meeting not earlier than seventy-five (75) days and not later than 120 days after such termination of the Merger Agreement; provided that written notice of the 2024 Annual Meeting shall be given by the Company to each stockholder entitled to notice of and to vote at such meeting not less than forty-five (45) days before the date of the meeting;

(c) The Company shall (i) take all lawful action necessary to hold the Company’s 2025 annual meeting of stockholders not later than June 30, 2025 and (ii) give written notice of such meeting to each stockholder entitled to notice of and to vote at such meeting not less than forty-five (45) days before the date of such meeting; and

(d) The Company and the Stockholders shall reasonably cooperate in connection with any stockholder communications, press releases and other public announcements made by the Company in connection with such termination of the Merger Agreement, and the Company shall provide the Stockholders with a reasonable opportunity to review and provide reasonable comments thereon, which comments shall be considered by the Company in good faith and shall not be unreasonably rejected.

2. Governing Law; Jurisdiction and Forum. This letter agreement (including, without limitation, the validity, construction, effect, or performance hereof and any remedies hereunder or related hereto) and all Claims, shall be governed by, construed and enforced in accordance with the internal laws of the State of Delaware, without giving effect to any laws, provisions or rules (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware and without regard to any borrowing statute that would result in the application of the statute of limitations of any other jurisdiction. In furtherance of the foregoing, the laws of the State of Delaware will control even if under such jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily or necessarily apply. Each of the parties hereto (for itself and on behalf of its successors and permitted assigns) irrevocably agrees that any such Claims shall be brought and determined exclusively in the Court of Chancery of the State of Delaware or, to the extent that the Court of Chancery of the State of Delaware is found to lack jurisdiction, then the Superior Court of the State of Delaware or, to the extent that both of the aforesaid courts are found to lack jurisdiction, then the United States District Court of the District of Delaware. Each of the parties hereto (for itself and on behalf of its successors and permitted assigns) hereby irrevocably submits with regard to any such Claims for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any such Claim in any court other than the aforesaid courts. Each of the parties hereto (for itself and on behalf of its successors and permitted assigns) hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, with respect to any such Claim: (a) that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve; (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise); and (c) to the fullest extent permitted by applicable Laws, that: (i) the Claim in such court is brought in an inconvenient forum; (ii) the venue for such Claim is improper; or (iii) this letter agreement, or the subject matter hereof, may not be enforced in or by such courts. Each of the parties hereto irrevocably (A) agrees that all Claims shall be heard and determined only in any such court and covenants and agrees not to bring any Claim in any other court and (B) consents to the service of process out of the above-described courts (and any state or federal appellate court therefrom) in any permitted Claim by the mailing of copies thereof by registered mail, postage prepaid, to it at its address set forth herein, such service of process to be effective upon acknowledgment of receipt of such registered mail. Nothing herein shall affect the right of any party hereto to serve process in any other manner permitted by applicable Laws.

3. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY UNDER THIS LETTER AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS LETTER AGREEMENT OR ANY OF THE OTHER TRANSACTIONS CONTEMPLATED HEREBY. Each of the parties hereto certifies and acknowledges that (a) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of any Legal Actions, seek to enforce the foregoing waiver, (b) such party has considered the implications of this waiver, (c) such party makes this waiver voluntarily and (d) such party has been induced to enter into this letter agreement by, among other things, the mutual waivers and certifications in this section.

4. Entire Agreement. This letter agreement contains the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes any prior oral or written agreements, undertakings, understandings, discussions, negotiations or proposals among the Company or any of its Affiliates, on the one hand, and the Stockholders or any of their respective Affiliates, on the other hand, with respect to the subject matter hereof.

5. Amendments and Waivers. No amendment, waiver, supplement or modification of any provision of this letter agreement will be valid and binding unless it is in writing and signed, in the case of an amendment, supplement or modification, by each party hereto or, in the case of waiver, by the party or parties against whom the waiver is to be effective. No waiver by any party hereto of any breach or violation of, or default under, this letter agreement, whether intentional or not, will be deemed to extend to any prior or subsequent breach, violation or default hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. Subject to the terms hereof, no delay or omission on the part of any party hereto in exercising any right, power or remedy under this letter agreement will operate as a waiver thereof.

6. Severability. Any term or provision of this letter agreement that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

7. Miscellaneous. This letter agreement may be executed in any number of counterparts (including by electronic mail portable document format (*.pdf) (or similar electronic means) or facsimile signature), and each such counterpart when delivered shall be deemed to be an original instrument, but all such counterparts together shall constitute one agreement. The headings contained in this letter agreement are for convenience purposes only and will not in any way affect the meaning or interpretation hereof. All parties acknowledge that each party and its counsel have participated in the drafting and negotiation of this letter agreement and that any rules of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this letter agreement.

[Signature Page Follows]

Please acknowledge your agreement with the foregoing by signing in the space provided below.

Sincerely,

SIR MARTIN E. FRANKLIN

/s/ Sir Martin E. Franklin

MARTIN E. FRANKLIN REVOCABLE TRUST

By:	/s/ Sir Martin E. Franklin
Name: Sir Martin E. Franklin
Title: Settlor and trustee of the Martin E. Franklin Revocable Trust

SABABA HOLDINGS FREE, LLC

By:	/s/ Sir Martin E. Franklin
Name: Sir Martin E. Franklin
Title: Manager

Acknowledged and agreed:

WHOLE EARTH BRANDS, INC.

By:	/s/ Rajnish Ohri
Name: Rajnish Ohri
Title: Co-Chief Executive Officer

By:	/s/ Jeff Robinson
Name: Jeff Robinson Title: Co-Chief Executive Officer

[Signature Page to Letter Agreement]